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                                                                                                                    Exhibit 12.1


                           STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (In thousands)
                                                                                                                 THREE MONTHS ENDED
                                                                          YEAR ENDED SEPTEMBER 30,                   DECEMBER 31,
                                                            1996        1997        1998         1999        2000        2000
Fixed Charges:
  Interest on debt and capitalized leases                $     -     $    14     $    10     $    116    $      3        $      1
  Amortization of debt discount and expense              $     -     $     -     $     -     $     51    $  3,106        $      -
  Interest elements of rentals:                          $   300     $   375     $   372     $    504    $    648        $    171

  Total                                                  $   300     $   389     $   382     $    671    $  3,757        $    172

Preferred dividends:
  Amount declared                                        $     -     $     -     $     -     $      -    $      -        $      -

Earnings:
  Consolidated net income (loss)                         $(3,789)    $(7,709)    $(4,858)    $(14,393)   $(13,047)       $ (4,012)
  Add back:
       Extraordinary charge                              $     -     $     -     $     -     $      -    $      -        $      -
       Loss from discontinued operation                  $     -     $     -     $     -     $      -    $      -        $      -
       Consolidated (benefit) provision for
         income taxes                                    $  (144)    $     -     $     4     $      -    $      -        $      -
       Loss From Beacon Power Corporation                $     -     $     -     $ 3,473     $  4,341    $    899        $    549
       Cumulative effect of change in accounting
         principle                                       $     -     $     -     $     -     $      -    $      -        $ (1,022)
       Fixed charges less amortization of debt
         discount and expense                            $   300     $   389     $   382     $    620    $    651        $    172

  Total                                                  $(3,633)    $(7,320)    $  (999)    $ (9,432)   $(11,497)       $ (4,313)

Ratio of Earnings to Fixed charges                         -12.1       -18.8        -2.6        -14.1        -3.1           -25.1

Ratio of Earnings to Fixed Charges and
  Preferred Dividends                                      -12.1       -18.8        -2.6        -14.1        -3.1           -25.1

Coverage deficiency to attain a ratio of 1:1             $ 3,933     $ 7,709     $ 1,381     $ 10,103    $ 15,254        $  4,485
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